SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 30, 2006

DRESSER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32372	75-2795365
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15455 Dallas Parkway, Suite 1100

Addison, Texas 75001

(Address of principal executive offices) (zip code)

(972) 361-9800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On March 30, 2006, Dresser, Inc. (the “Company”) entered into an amendment and waiver (“Amendment No. 13”) to its Credit Agreement dated as of April 10, 2001, as amended by Amendments No. 1 through 12 thereto and as modified by a Consent dated as of June 3, 2004 (as amended and modified, the “Credit Agreement”), among the Company, D.I. Luxembourg S.A.R.L., DEG Acquisitions, LLC, Dresser Holdings, Inc., the Subsidiary Guarantors party to the Credit Agreement and the lenders and agents under the Credit Agreement. Amendment No. 13 extends to April 17, 2006, the Company’s deadline for providing its senior secured lenders with audited financial statements for the year ended December 31, 2005. Amendment No. 13 also amends the Credit Agreement to (a) allow the Company to rely on Securities and Exchange Commission (“SEC”) Rule 12b-25 in connection with the delivery of audited financial information to the lenders, (b) allow the Company to incur liens on its non-U.S. Subsidiaries (as defined) as part of the existing $50,000,000 Permitted Lien (as defined) basket, and (c) allow the Company’s Subsidiaries to make Restricted Payments (as defined) to third party equity holders subject to an aggregate basket of $5,000,000.

Notwithstanding the foregoing arrangements, the Company will not be able to file with the SEC its 2005 Annual Report on Form 10-K by March 31, 2006, as required by the Company’s (i) Senior Unsecured Term Loan Agreement, dated as of March 1, 2004, as modified, or (ii) Indenture, dated as of April 10, 2001, as amended, governing its 9 3/8% Senior Subordinated Notes. Although technically a default under each agreement, the failure to file does not result in an Event of Default (as defined in each agreement) unless and until certain notice and cure period provisions are followed.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

4.1	Amendment No. 13 to the Credit Agreement, dated March 30, 2006, among Dresser, Inc., D.I. Luxembourg S.A.R.L., DEG Acquisitions, LLC, Dresser Holdings, Inc., the Subsidiary Guarantors party to the Credit Agreement and the lenders and agents named therein.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 4, 2006	Dresser, Inc.

/s/ PATRICK M. MURRAY Patrick M. Murray Chief Executive Officer and Chairman of the Board

/s/ ROBERT D. WOLTIL Robert D. Woltil Senior Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
4.1	Amendment No. 13 to the Credit Agreement, dated March 30, 2006 among Dresser, Inc., D.I. Luxembourg S.A.R.L., DEG Acquisitions, LLC, Dresser Holdings, Inc., the Subsidiary Guarantors party to the Credit Agreement and the lenders and agents named therein.

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